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FRONTIER FINANCIAL CORPORATION                            Contact:
332 SW Everett Mall Way                                   Robert J. Dickson
Everett, WA  98204                                        President & CEO
                                                          (425) 514-0700

NEWS RELEASE
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For Release March 23, 2001 at 1:00 P.M. PST


                         FRONTIER FINANCIAL CORPORATION
                          PROVIDES FIRST QUARTER UPDATE

        EVERETT, WASHINGTON - March 23, 2001 - Frontier Financial Corporation (NASDAQ: FTBK), today announced that it expects its 2001 first quarter earnings to be between $7 million and $7.5 million.

        While management believes that the Federal Reserve's 150 basis point reduction in interest rates during the first quarter of fiscal 2001 will have a positive effect upon the net interest margin of the company over the entire fiscal year, the interest rate reductions will adversely impact revenues during the first quarter. Approximately 40% of the company's $1.4 billion loan portfolio consists of variable rate loans that reprice immediately as interest rates change while much of the funding for the portfolio is provided by certificates of deposit and short-term borrowings that reprice over a longer period of time according to maturity schedules.

        President & CEO, Bob Dickson, commented, "The recent Federal Reserve actions to lower interest rates has created a temporary squeeze of our net interest margin, resulting in earnings expectations that are somewhat lower than originally anticipated for the quarter. This is a temporary market condition that should correct itself as higher rate CDs and borrowings mature and are renewed at lower market rates."

        Dickson added, "We are continuing to show strong momentum, reflected by new record highs for deposits, loans, and shareowner equity, our loan portfolio continues to contain minimal problems or charge-offs."

        As of February 28, 2001, Frontier Financial Corporation had total consolidated assets of $1.8 billion and total shareholders' equity of $215.3 million. Frontier Financial Corporation is the parent company of Frontier Bank, which operates thirty-six commercial banking offices in eight Western Washington counties.

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This press release contains forward-looking statements with respect to the financial condition and results of operations of Frontier Financial Corporation, including, without limitation, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial service companies increases significantly; (2) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected;
(3) general economic conditions nationally, and in the state of Washington, are less favorable than expected; (4) further changes in the interest rate environment reduce interest margins and affect funding sources; (5) legislation or regulatory requirements or changes adversely affect the businesses in which the company is engaged; and (6) loan delinquency rates are higher than expected.